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                                                                    EXHIBIT 23.1



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     As independent public accountants, we hereby consent to the incorporation of our report, dated March 14, 1995, on the Statement of Combined Revenues and Direct Operating Expenses for the Oil and Gas Properties of Texaco Exploration and Production Inc. Sold to Apache Corporation, included in this Form 8-K/A into Apache Corporation's previously filed Registration Statements on Form S-3 (Nos. 33-51253 and 33-53129), Form S-4 (No. 33-57321) and Form S-8 (Nos. 33-53442,
33-37402 and 33-31407). It should be noted that we have not audited any financial statements of the properties subsequent to December 31, 1994 or performed any audit procedures subsequent to the date of our report.



                                          ARTHUR ANDERSEN LLP



Houston, Texas


March 17, 1995